Exhibit 4.2

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ENGILITY HOLDINGS, INC.

July 16, 2012

Engility Holdings, Inc. (the “Corporation”) does hereby certify that:

FIRST: Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to add the following clause at the end thereof:

“D. Recapitalization. Upon the effectiveness of the Certificate of Amendment of the Restated Certificate of Incorporation containing this sentence, each share of Common Stock issued and outstanding immediately before such effectiveness shall be reclassified, subdivided and changed into 161,061  34/300 shares of Common Stock.”

SECOND: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Sections 242 and 228 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date first above written.

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller Title: Senior Vice President, General Counsel and Secretary